Exhibit 99.1
Cidara Therapeutics Provides Corporate Update and Reports Second Quarter 2023 Financial Results
SAN DIEGO, August 3, 2023 — Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing immunotherapeutics designed to help improve the standard of care for patients facing serious diseases, today reported financial results for the second quarter ended June 30, 2023 and provided an update on its corporate activities and product pipeline.
“This quarter we made important progress in the advancement of our Cloudbreak® drug-Fc conjugate (DFC) platform,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “Most recently, we received Fast Track designation for CD388, which is being developed in collaboration with Janssen Pharmaceuticals for the prevention of influenza A and B infection in adults who are at high-risk of severe influenza. Moreover, we continue to generate compelling data from ongoing preclinical studies of CD421, a CD73-targeting DFC, and our first oncology product candidate, which we intend to present at future scientific conferences.”
Dr. Stein continued, “Looking ahead, we anticipate filing an Investigational New Drug Application (IND) in 2024 for CD421, a potential first-in-class inhibitor of CD73. We look forward to providing further data from our promising Cloudbreak programs at our planned R&D Day in the second half of this year.”
Recent Corporate Highlights
•REZZAYOTM commercialization in the U.S. by Melinta: On July 31, 2023, Melinta Therapeutics, LLC (Melinta), initiated the commercial launch of REZZAYO in the U.S.
•Update on status of ongoing CD388 influenza program: In March 2023, Cidara announced promising interim Phase 2a data assessing the safety and efficacy of a single dose of CD388 evaluating the pre-exposure prophylactic activity of CD388 against the H3N2 influenza A virus strain. The planned interim analysis of the Phase 2a study provided preliminary evidence that CD388 may effectively prevent influenza and supports our belief in the potential of DFCs from our Cloudbreak platform. Final results of the Phase 2a study are expected later in 2023. As part of a recent prioritization of its R&D business, in July 2023 Janssen Pharmaceuticals, Inc. (Janssen), one of the Janssen Pharmaceuticals Companies of Johnson & Johnson, disclosed its intention to discontinue internal development of multiple product candidates in its infectious disease pipeline, including JNJ-0953 (CD388). However, Janssen has not informed Cidara of any intention to terminate the collaboration agreement between the two parties. Cidara continues to work in collaboration with Janssen to complete the Phase 1 and Phase 2a clinical trials and will be reimbursed for all ongoing development activities by Janssen as per the Janssen Collaboration Agreement. Within 90 days after Cidara delivers the complete CD388 Phase 2a data package to Janssen, Janssen is required to notify Cidara whether it will proceed with further clinical development and commercialization of CD388. If Janssen delivers an Election to Proceed, it is obligated at its sole expense to diligently continue development and commercialization either itself or through a third party to whom it sublicenses or assigns the rights. If Janssen sublicenses or assigns the rights to a third party, then all terms under the current Janssen Collaboration Agreement will survive without modification. Should Janssen not provide an Election to Proceed within the 90-day period, Cidara would have the right to terminate the agreement and retain the CD388 program, including all data and materials funded by Janssen’s investment in the program.
•U.S. Food and Drug Administration (FDA) granted Fast Track designation to CD388: In June 2023, Cidara received Fast Track designation for CD388, the Company’s novel DFC candidate being developed in collaboration with Janssen for the prevention of influenza A and B infection in adults who are at high-risk of severe influenza, including those for whom vaccines are either ineffective or contraindicated. Companies that are granted this designation are given the opportunity for more frequent interactions with the FDA, and, if relevant criteria are met, eligibility for Priority Review.
•Joined the Russell Microcap® Index: In June 2023, Cidara joined the broad market Russell Microcap Index at the conclusion of the Russell U.S. Indexes annual reconstitution. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $12.1 trillion in assets are benchmarked to or invested in products based on the Russell U.S. Indexes.
•Presented at the 2nd Annual Adenosine-Pathway Targeted Cancer Immunotherapy Summit: In June 2023, Cidara delivered an oral presentation including highlights from its ongoing preclinical studies of CD421, as well as the utility and flexibility of its novel DFCs from the Company’s Cloudbreak platform, at the 2nd Annual Adenosine-Pathway Targeted Cancer Immunotherapy Summit.
Second Quarter 2023 Financial Results
•Revenue totaled $7.6 million and $33.6 million for the three and six months ended June 30, 2023, respectively, compared to $6.2 million and $13.3 million for the same periods in 2022, respectively. The increase was primarily attributable to the revenue recognized in connection with the Melinta regulatory milestone achieved in March 2023. The remaining revenue for all periods relates to the ongoing research and development and clinical supply services provided to Mundipharma Medical Company, Janssen and Melinta.
•Cash and cash equivalents totaled $50.4 million as of June 30, 2023, compared with $32.7 million as of December 31, 2022.
•Research and development expenses were $17.1 million and $35.9 million for the three and six months ended June 30, 2023, respectively, compared to $15.3 million and $35.4 million for the same periods in 2022, respectively. The research and development expenses for all periods primarily relate to clinical expenses associated with the rezafungin clinical trials and certain drug manufacturing costs before FDA approval, as well as clinical expenses and drug manufacturing costs associated with the Cloudbreak platform.
•General and administrative expenses were $3.3 million and $7.6 million for the three and six months ended June 30, 2023, respectively, compared to $4.1 million and $9.3 million for the same periods in 2022, respectively. The decrease in general and administrative expenses is primarily due to lower consulting, personnel and legal costs, offset by higher amortization of contract costs related to obtaining the Melinta License Agreement.
•Net loss for the three months ended June 30, 2023 was $12.4 million, compared to a net loss of $13.1 million for the same period in 2022. For the six months ended June 30, 2023 and 2022, net loss was $9.1 million and $31.4 million, respectively.
•During the three months ended June 30, 2023, Cidara sold 60,942 shares of common stock, at a weighted average price of $1.28 per share for gross proceeds of approximately $0.1 million, before deducting placement agent fees pursuant to its at-the-market sales agreement. During the six months ended June 30, 2023, Cidara sold 6,219,741 shares of common stock, at a weighted average price of $1.44 per share for gross proceeds of approximately $9.0 million, before deducting placement agent fees pursuant to its at-the-market sales agreement.
•As of June 30, 2023, Cidara had 90,251,746 shares of common stock outstanding and 2,104,472 shares of Series X Convertible Preferred Stock outstanding, which are convertible into 21,044,720 shares of common stock.

About Cidara Therapeutics
Cidara is developing immunotherapeutics designed to help improve the standard of care for patients facing serious diseases. The Company’s portfolio comprises new approaches aimed at transforming existing treatment and prevention paradigms, including DFCs from its proprietary Cloudbreak® platform targeting oncologic, viral and autoimmune diseases. In addition, Cidara recently received FDA approval for REZZAYO™ (rezafungin for injection), which it has licensed to multiple partners to commercialize in the U.S. and ex-U.S. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to whether we and Janssen will complete Phase 1 and Phase 2a clinical trials for the CD388 influenza program and whether Janssen will elect to continue clinical development of CD388 following delivery of the Phase 2a data package, whether REZZAYO will be prescribed by physicians or reimbursed by payors following its U.S. launch, and whether we will complete all requirements for submission of an IND for CD421 or submit an IND in 2024. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, such as unanticipated delays in or negative results from Cidara’s preclinical or clinical trials, delays in action by regulatory authorities due to limitations on inspections and other COVID-19-related effects, and other obstacles on the enrollment of patients or other aspects of CD388 development. These and other risks are identified under the caption “Risk Factors” in Cidara’s most recent Quarterly Report on Form 10-Q and other filings subsequently made with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com
MEDIA CONTACT:
Veronica Eames
LifeSci Communications
(646) 970-4682
veames@lifescicomms.com

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share data)	2023	2022	2023	2022
Revenues:
Collaboration revenue	$7,614	$6,216	$33,604	$13,325
Total revenues	7,614	6,216	33,604	13,325
Operating expenses:
Research and development	17,135	15,255	35,850	35,421
General and administrative	3,310	4,074	7,608	9,278
Total operating expenses	20,445	19,329	43,458	44,699
Loss from operations	(12,831)	(13,113)	(9,854)	(31,374)
Other income (expense):
Interest income (expense), net	623	(6)	855	(26)
Total other income (expense), net	623	(6)	855	(26)
Net loss before income tax expense	(12,208)	(13,119)	(8,999)	(31,400)
Income tax expense	(149)	—	(149)	—
Net loss and comprehensive loss	$(12,357)	$(13,119)	$(9,148)	$(31,400)
Basic and diluted net loss per common share	$(0.14)	$(0.19)	$(0.11)	$(0.46)

Shares used to compute basic and diluted net loss per common share	90,115,859	69,133,700	84,409,667	68,638,651

Condensed Consolidated Balance Sheet Data

	June 30, 2023	December 31, 2022
(In thousands)	(unaudited)
Cash and cash equivalents	$50,430	$32,731
Total assets	67,986	47,593
Total liabilities	52,572	50,497
Total stockholders’ equity (deficit)	15,414	(2,904)